Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-3) of ENGlobal Corporation of our report dated March 26, 2020, relating to the consolidated financial statements of ENGlobal Corporation which report appears in the Form 10-K of ENGlobal Corporation for the year ended December 28, 2019 (and expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and to the reference to our firm under the heading “Experts” in the Prospectuses, which are part of this Registration Statement.

/s/ Moss Adams LLP

Houston, Texas
January 29, 2021